Exhibit 99.1

                                  Press Release

     Multi-Link Telecommunications, Inc., a rapidly expanding provider of integrated voice messaging services, today announced that it had signed a definitive agreement for the purchase of VoiceLink, Inc. VoiceLink, a privately held company, is a well-established provider of advanced voice messaging services to businesses in Atlanta, Georgia. The combination provides for expansion on the eastern part of the U.S. and further penetration into the BellSouth operating territory.

     VoiceLink has been a provider of business messaging services since 1992, and has grown its commercial voice messaging subscriber base very profitably.
Currently, it serves over 15,000 subscribers in the Atlanta area. Like Multi-Link, VoiceLink offers its services on the powerful Glenayre MVP platform, which will allow for the addition of many advanced, integrated Unified Messaging services in the future.

     VoiceLink has an annualized revenue run rate of approximately $2.3 million and is profitable.

     Upon closing, which is expected to take place prior to the end of March, Multi-Link will acquire 100% of the outstanding common stock of VoiceLink in exchange for approximately 405,000 Multi-Link restricted common shares. In addition to continuing his role as President of VoiceLink, Van Page, the founder of VoiceLink, will be appointed to the post of Chief Technology Officer of the Multi-Link group with responsibility for all technology development and system management as the company grows into new markets and expands into full internet-based Unified Messaging and wireless internet products later this year.

     Multi-Link intends to establish a networks operations center at VoiceLink, which is physically situated close to Glenayre, the manufacturer of Multi-Link's advanced messaging systems.

     "We are delighted to be welcoming Van Page and his team at VoiceLink to the Multi-Link group. This acquisition brings us an immediate market presence in the largest local calling area in the United States, with over 3,500,000 residents and 150,000 small businesses," stated Nigel Alexander, Chief Executive Officer of Multi-Link Telecommunications, Inc., "With BellSouth billing already in place, we will quickly be able to launch a major telesales campaign from our Indiana call center to offer residential messaging and paging services in this area."

     "We are excited to be combining our business with Multi-Link," said Van Page, President of VoiceLink. "We believe Multi-Link has a unique vision within the messaging services industry and I look forward to playing a significant role in building a world class telecommunications service provider in what is arguably the most exciting sector within the industry."

     The acquisition of Multi-Link is the fifth acquisition completed by Multi-Link since it completed its initial public offering in May 1999. Other acquisitions include Bolder Voice, Hellyer Communications, Cashtel and One Touch. Multi-Link now offers messaging service in Denver, Chicago, Detroit, Indianapolis, Atlanta and Raleigh-Durham.

About Multi-Link Telecommunications, Inc.

     Our long-term goal is to become a significant force within the U.S. Unified Messaging service industry, which is predicted by industry analysts to be an important market over the next few years. At present we provide live answering and advanced voice messaging services to businesses and homes. We plan to achieve this market position by acquiring voice messaging subscribers through a national industry consolidation plan, and then to transition our customers to Unified Messaging services as market demand for this service increases. By continuing with our strictly defined acquisition plan, we believe we will be able to continue our profitable growth and that we will be well positioned to participate in the Unified Messaging market in the future.



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Safe Harbor Provisions

     This release should be read in conjunction with reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including, but not limited to, intensity of competition, customer attrition, disruption of local telephone services, technological obsolescence, cost of technology, the availability of third-party billing solutions, the availability of financing, the effects regional economic and market conditions and increases in marketing and sales costs.